Exhibit 10.1

Settlement Agreement

This Settlement Agreement dated September 16, 2011 (the “Agreement”) is, subject to Court approval, made and entered into by and among Brian Murphy (“Murphy”), on behalf of himself and derivatively on behalf of ‘mktg, inc.” (the “Plaintiff”), and Defendants Charles F. Tarzian, Fred Kaseff, Marc C. Particelli (“Particelli”), James H. Feeney, Herbert M. Gardner, John A. Ward III, UCC-mktg Investment, LLC (“UCC Investment”), UCC-mktg Partners, LLC, Charles Horsey (“Horsey”), Patty Hubbard, James Ferguson, Dave Arnold, and Nominal Defendant ‘mktg, inc.’ (“MKTG” or the “Company”) (collectively the “Defendants”) and Union Capital Corporation (“UCC”) (Plaintiff, Defendants and UCC collectively the “Parties,” and each a “Party”).

Whereas, on November 25, 2009, the Company entered into a Securities Purchase Agreement with UCC Investment, an investment vehicle organized by UCC, and certain of the Company’s directors and officers, providing for a $5 million financing led by UCC Investment (the “Financing”);

Whereas, on December 15, 2009, the Company closed the Financing and issued $2.5 million in aggregate principal amount of its Senior Secured Notes (“Secured Notes”), $2.5 million in aggregate stated value of its Series D Convertible Participating Preferred Stock (“Preferred Stock”) initially convertible into 5,319,149 shares of Common Stock, and Warrants to purchase 2,456,272 shares of its Common Stock;

Whereas, the Secured Notes issued in the Financing are secured by substantially all of the Company’s assets, currently bear interest at a rate of 16.5% per annum payable quarterly, and mature in one installment on December 15, 2012, and may be prepaid by the Company at any time;

Whereas, on December 15, 2009, in connection with the closing of the Financing, the Company entered into a management consulting agreement with UCC (the “Management Consulting Agreement”), pursuant to which UCC agreed to provide management advisory services to the Company and the Company agreed to pay to UCC an annual management fee (“Management Fee”) of $125,000 for such services;

Whereas, the members of the Company’s Board of Directors (the “Board”) as of the date of this Agreement are Elizabeth Black, Richard L. Feinstein, Gregory J. Garville (“Garville”), Arthur G. Murray (“Murray”), Horsey and Particelli;

Whereas, the Plaintiff filed an action against the Defendants entitled Brian Murphy, derivatively on behalf of ‘mktg, inc.’, v. Charles F. Tarzian, Fred Kaseff, Marc C. Particelli, James H. Feeney, Herbert M. Gardner, John A. Ward III, UCC-mktg Investment LLC, UCC-mktg Partners, LLC, Charles Horsey, Patty Hubbard, James Ferguson, and Dave Arnold, Defendants, and ‘mktg, inc.’, Nominal Defendant, Index No. 650364/2010, in the Supreme Court of the State of New York, County of New York (the “Action”); and

Whereas, the Plaintiff and Defendants, without admitting any liability one to the other, have reached an agreement regarding the settlement of all claims arising out of, in connection with, or relating in any way to the Action, including without limitation all matters that were or could have been asserted in the Action, and desire to dismiss the Action with prejudice; and

Whereas, in entering into this Agreement, none of the Parties concede the sufficiency or validity of any claims, cross claims, or defenses that were or could be asserted by any of the Parties in the Action.

Now Therefore, in consideration of the promises, releases, undertakings, and covenants set forth herein, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties signatory hereto enter into this Agreement and agree as follows:

1.           Within two (2) business days of the execution of this Agreement by all Parties, the interest rate on the Secured Notes shall be reduced from 16.5 percentto 12.5 percent, such reduction to be effective from that point forward.

2.           MKTG covenants to the Plaintiff that within forty-five (45) calendar days of the Court’s execution and entry of an order approving this Agreement and dismissing the Action in its entirety, MKTG shall pay in full the amount due and owing on the Secured Notes, provided that, however, MKTG’s obligation to pay down the Secured Notes shall be delayed for an additional 45 calendar days, or for such other time period as MKTG and the Plaintiff shall reasonably and in good faith agree upon (but not beyond the existing maturity date of the Secured Notes), in the event that due to acts of God, governmental actions, or unusual volatility in the financial markets, compliance within the initial 45 day period is not reasonably possible. Nothing contained in this Section 2 shall be deemed to amend or modify the Secured Notes, it being understood that this covenant is between MKTG and the Plaintiff, and does not bind the holders of the Secured Notes.

3.           Within two (2) business days of the Court’s execution and entry of an order approving this Agreement and dismissing the Action in its entirety, UCC shall reduce its annual Management Fee under the Management Consulting Agreement by one-half from $125,000 to $62,500, such reduction to be effective from that point forward and on a pro-rated basis for the year in which the reduction takes effect. However, Garville and Murray, or any other directors that may in the future be designated in their stead by the holders of the Preferred Stock as a class, shall each be eligible to receive director’s fees in the same amounts received from time to time by the other non-employee directors of the Company.

4.           Particelli agrees that he shall not stand for re-election as director of the Company in the next election of the Company’s Board of Directors, provided that, notwithstanding any other provision of this Paragraph 4, Particelli may stand for re-election if Horsey, as a director of the Company, acting in his sole and absolute discretion, votes in favor of Particelli’s nomination for re-election or otherwise agrees in a writing delivered to the Board that Particelli should be permitted to stand for re-election. In connection with this Paragraph 4, Murphy acknowledges and agrees that any action or decision by Horsey regarding Particelli’s nomination for re-election, as set forth herein, is within Horsey’s sole and absolute discretion, and Murphy, both individually and derivatively on behalf of the Company, waives any right or ability to challenge any such action or decision by Horsey or to assert any claim based on or arising from any such action or decision by Horsey.

5.           Following the execution of this Agreement by all Parties, the Plaintiff shall file a request for attorney’s fees, incurred in this Action, with the Court. Subject to the Court’s approval, MKTG agrees to pay Plaintiff’s attorney’s fees up to $175,000, with one-half to be paid within five (5) business days of the Court’s execution and entry of an order granting Plaintiff’s request for attorney’s fees, and the remainder to be paid within sixty (60) calendar days after the first payment.

6.           Following the execution of this Agreement by all Parties and upon the Court’s approval of the form of notice set forth in Exhibit A attached hereto (the “Notice of Settlement”), in accordance with New York Business Corporation Law § 626(d) and at its own expense, MKTG shall use reasonable efforts to provide the notice to the Company’s stockholders of the proposed settlement of this Action by causing a copy of the Notice of Settlement to be sent by United States Postal Service commercial First-Class Mail to all owners of MKTG common stock as of the date of this Agreement, as shown in the stock records or register maintained by MKTG or the transfer agent for its common stock. To the extent requested by the Court, MKTG shall file with the Court proof of mailing of the Notice of Settlement as set forth in this Paragraph 6.

7.           The Parties hereby stipulate and agree that, upon the Court’s approval of this Agreement, the Action shall be dismissed with prejudice, and the Parties shall execute all documents necessary to dismiss the Action with prejudice, provided that the parties agree to request that the Action remain pending on the Court’s docket until MKTG makes payment of all attorney’s fees approved by the Court, as set forth in Paragraph 5 of this Agreement.

8.           In consideration for the foregoing, except for obligations under this Agreement, the Plaintiff, on behalf of himself and on behalf of his successors, heirs, assigns, and affiliates (collectively the “Releasors”), hereby irrevocably, unconditionally, fully, and completely releases, discharges, and acquits forever the Defendants and UCC and their agents, employees, representatives, predecessors, successors, affiliates, parent and subsidiary entities, corporate affiliates, joint ventures, assigns, shareholders, present and former officers and directors, attorneys, insurers, heirs, executors, and administrators (collectively, the “Releasees”) from any and all claims, counterclaims, actions, rights, causes of action, suits, debts, dues, offsets, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, demands, liabilities, obligations, representations, and promises of actions of every kind and nature, variances, trespasses, damages and judgments whatsoever, whether known or unknown, suspected or unsuspected, fixed or contingent, existing or claimed to exist, both in law and equity, before any judicial or arbitral body anywhere in the world, that the Releasors ever had, now have, or may hereafter have against the Releasees for, upon, or by reason of any matter, cause of action, or thing whatsoever, from the beginning of the world to the date of execution of this Agreement, and further, the Plaintiff, derivatively on behalf of the Company and on behalf of its successors, heirs, assigns, and affiliates (collectively the “Derivative Releasors”), hereby irrevocably, unconditionally, fully, and completely releases, discharges, and acquits forever the Releasees from any and all claims, counterclaims, actions, rights, causes of action, suits, debts, dues, offsets, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, demands, liabilities, obligations, representations, and promises of actions of every kind and nature, variances, trespasses, damages and judgments whatsoever, whether known or unknown, suspected or unsuspected, fixed or contingent, existing or claimed to exist, both in law and equity, before any judicial or arbitral body anywhere in the world, that the Derivative Releasors ever had, now have, or may hereafter have against the Releasees for, upon, or by reason of any matter, cause of action, or thing whatsoever, from the beginning of the world to the date of execution of this Agreement arising from or relating to the subject matter of the Action. Notwithstanding the foregoing, the Releasors do not waive any rights for indemnification by the Company held by virtue of Murphy’s position as a former director and officer of the Company, such rights being subject to the terms of that certain Separation Agreement by and between Murphy and CoActive Marketing Group, Inc., dated December 31, 2007, which agreement shall remain in full force and effect.

9.           Effective upon the entry of an Order by the Court dismissing the Action with prejudice, the Plaintiff waives any rights and hereby covenants not to initiate a lawsuit or administrative complaint or charge or commence any sort of action or proceeding whatsoever against Defendants or UCC or their current and former officers, agents, directors, employees and representatives, and their successors and assigns, at any time in the future based on any right or claim that arose on or before the effective date of this Agreement, and further, the Plaintiff, derivatively on behalf of the Company, waives any rights and hereby covenants not to initiate a lawsuit or administrative complaint or charge or commence any sort of action or proceeding whatsoever against Defendants or UCC or their current and former officers, agents, directors, employees and representatives, and their successors and assigns, at any time in the future based on any right or claim that arose on or before the effective date of this Agreement arising from or relating to the subject matter of the Action. The Plaintiff further covenants and agrees that he will not cause or encourage any other to initiate suit against Defendants or UCC or their current and former officers, agents, directors, employees and representatives, and their successors and assigns, at any time in the future based on any right or claim that arose on or before the effective date of this Agreement, and further represents that, from the date of the filing of the Amended Complaint in this Action to the date of this Agreement, he has not encouraged any other to initiate suit against Defendants or UCC or their current and former officers, agents, directors, employees and representatives, or their successors and assigns.

10.           The Plaintiff, on behalf of himself and derivatively on behalf of the Company, further expressly waives any and all rights he may have under any statute or common law principle that would limit the effect of the releases herein to those claims actually known or that Plaintiff should have known at the time of execution of this Agreement. In giving the releases herein, which includes claims which may be unknown to at present, Plaintiff acknowledges that he has read and understands Section 1542 of the Civil Code of the State of California which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

The Plaintiff, on behalf of himself and derivatively on behalf of the Company, hereby expressly waives and relinquishes all rights and benefits under this section and any law or legal principle of similar effect in any jurisdiction with respect to claims released hereby.

11.           The Defendants and UCC hereby agree that they will not commence any action or proceeding, or assert any claims, against the Plaintiff based on the fact that Plaintiff commenced the Action against the Defendants.

12.           Neither this Agreement nor anything contained in it shall be deemed, construed, or treated in any respect as an admission by any Party hereto of any liability or wrongdoing.

13.           The Parties to this Agreement individually represent and warrant to each other that they have read and understand its terms, have the power and authority to execute it, have had and taken the opportunity to confer with legal counsel concerning its terms and all matters covered by and relating to it, and agree to be bound by its terms and conditions. The Parties have entered into this Agreement for reasons on their own and not based upon the representations of any Party hereto except as contained in the Agreement.

14.           The terms and provisions of this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective heirs, legal representatives, successors, and assigns.

15.           This Agreement shall be interpreted, enforced, and governed by the substantive and procedural law of New York.

16.           This Agreement constitutes the entire agreement and understanding among the Parties with respect to the settlement of the Action, and supersedes any prior agreements, written or oral, with respect to such settlement. There are no other agreements, covenants, representations, or warranties respecting this Agreement or the other matters contemplated herein except as expressly set forth and provided herein. This Agreement cannot be changed, altered, amended, modified, terminated, or otherwise changed in any respect except by a writing duly executed by all authorized representatives of all the Parties, and the Parties acknowledge and agree that they will make no claim at any time or place that this Agreement has been orally altered or modified in any respect whatsoever.

17.           The representations, warranties, and covenants contained herein shall survive this Agreement.

18.           This Agreement may be executed in counterparts all of which together shall constitute one and the same instrument, and facsimile or pdf signatures shall be deemed the equivalent of original signatures.

19.           This Agreement is not effective until it has been fully executed by all Parties. The Parties understand that this Agreement remains subject to the Court’s approval. Subsequent to the execution of this Agreement by all Parties, the Plaintiff shall promptly submit to the Court a motion for approval of this Agreement and dismissal of the Action with prejudice. During the time that the Court’s approval of this Agreement is pending, the Parties shall not seek discovery in the Action or seek any form of relief other than relating to the terms of this Agreement.

20.           In the event this Agreement is not approved by the Court, this Agreement is voidable by the Parties, provided that this Agreement shall not be voidable by the Plaintiff in the event the Court declines the Plaintiff’s request for attorney’s fees or awards the Plaintiff attorney’s fees in a lesser amount than that specified in Paragraph 5 of this Agreement.

In Witness Whereof, the undersigned have executed this Agreement as of the date first above written.

Brian Murphy		‘mktg, inc.’

/s/ Brian Murphy		By:	/s/ Charles Horsey
Title: CEO

Charles F. Tarzian		Fred Kaseff

/s/ Charles F. Tarzian		/s/ Fred Kaseff

Marc C. Particelli		James H. Feeney

/s/ Marc C. Particelli		/s/ James H. Feeney

Herbert M. Gardner		John A. Ward III

/s/ Herbert M. Gardner		/s/ John A. Ward, III

UCC-mktg Investment, LLC		UCC-mktg Partners, LLC

By:	/s/ Gregory J. Garville	By:	/s/ Gregory J. Garville
Title: Managing Director		Title: Managing Director

Charles Horsey		Patty Hubbard

/s/ Charles Horsey		/s/ Patty Hubbard

James Ferguson		Dave Arnold

/s/ James Ferguson		/s/ Dave Arnold

Union Capital Corporation

By:	/s/ Gregory J. Garville
Title: President

EXHIBIT A

[Notice of Settlement]